SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): February 3, 2005

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

At its meeting on February 3, 2005, our Board of Directors approved the design of a new executive compensation plan, the Senior Executive Long-Term Incentive Plan. The plan is intended to provide long-term incentive compensation for our senior management. Our executive officers and non-employee members of our Board will be eligible to participate in the plan.

Key elements of the plan include the following:

•	We will grant stock appreciation rights that vest in three years and will be payable in cash.

•	The strike price and third year expected price for each grant cycle will be approved by the Board at the beginning of the cycle.

•	The strike price and actual values used to determine appreciation and payouts will be approved by the Board and will take into account an annual stock valuation obtained by us from a third party under our valuation policy.

•	The plan will include a deferral arrangement. Award payouts in excess of a certain percentage may be subject to deferral with the final amount reflecting changes in the value of the shares during the deferral period.

Our Board did not establish the strike price, target price or the number of units to be granted to individual participants in the initial grant. The authority to make those determinations was delegated by the Board to our Human Resources Committee, with the concurrence of the chair of the Board’s Finance Committee. We expect the Human Resources Committee to make those determinations during March 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: February 9, 2005	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller